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                                                                      EXHIBIT 12



                 JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSAND OF DOLLARS)



                                                    FOR THE YEARS ENDED OCTOBER 31,
                         --------------------------------------------------------------------------------

                             1999            1998             1997             1996             1995
                         -------------   --------------   -------------    -------------    -------------
Earnings:

  Income before income
    taxes and changes
    in accounting           $ 235,760        $ 233,534       $ 211,251        $ 206,588        $ 175,360

  Fixed charges               366,102          373,236         330,648          276,726          240,913
                         -------------   --------------   -------------    -------------    -------------

    Total earnings          $ 601,862        $ 606,771       $ 541,899        $ 483,314        $ 416,273
                         -------------   --------------   -------------    -------------    -------------
                         -------------   --------------   -------------    -------------    -------------


Fixed charges:

  Interest expense          $ 360,925        $ 368,381       $ 326,866        $ 273,748        $ 238,445

  Rent expense                  5,177            4,856           3,782            2,978            2,468
                         -------------   --------------   -------------    -------------    -------------

    Total fixed charges     $ 366,102        $ 373,236       $ 330,648        $ 276,726        $ 240,913
                         -------------   --------------   -------------    -------------    -------------
                         -------------   --------------   -------------    -------------    -------------

Ratio of earnings to
   fixed charges *               1.64             1.63            1.64             1.75             1.73
                         -------------   --------------   -------------    -------------    -------------
                         -------------   --------------   -------------    -------------    -------------


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"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.